Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Grows First-quarter Revenue 12 Percent;
Reiterates Full-year Guidance

Small Business Group Revenue Up 18 Percent, Driven By Demandforce
and Strong Growth in Online Customers

MOUNTAIN VIEW, Calif. - Nov. 15, 2012 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its first fiscal quarter, which ended Oct. 31, and reiterated guidance for the full fiscal year 2013.
Unless otherwise noted, all growth rates refer to the first fiscal quarter versus the comparable prior-year quarter. Where applicable, business metrics and associated growth rates refer to worldwide business metrics.
First-quarter 2013 Highlights

•	Increased total revenue 12 percent, to $647 million.

•	Attracted online customers; Demandforce subscribers grew by more than 60 percent, while QuickBooks Online subscribers grew 29 percent.

•	Increased Small Business Group revenue 18 percent overall, including Payment Solutions revenue growth of 21 percent.

•	Grew QuickBooks Online to more than 20,000 paying customers outside the U.S., with free trials in over 150 countries.

•	Reiterated guidance for full fiscal year 2013, including revenue growth of 10 to 12 percent.

Intuit First Quarter Fiscal 2013 Earnings

Snapshot of First-quarter Results

	GAAP			Non-GAAP
	Q1 FY13	Q1 FY12	Change	Q1 FY13	Q1 FY12	Change
Revenue	$647	$575	12%	$647	$575	12%
Operating Loss	$(69)	$(84)	NA	$(8)	$(20)	NA
EPS	$(0.06)	$(0.21)	NA	$(0.03)	$(0.08)	NA

Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites as discontinued operations and to exclude its results from non-GAAP EPS. GAAP EPS for the first quarter of fiscal 2013 includes a gain of $0.11 on the sale of Intuit Websites.
CEO Perspective
“We're off to a strong start in fiscal year 2013. We grew first-quarter revenue 12 percent, and we're reiterating our guidance of double-digit top-line and bottom-line growth for the full fiscal year,” said Brad Smith, Intuit's president and chief executive officer. “While we're not completely insulated from the challenges of the macro-environment, we have proven to be resilient, and we continue to execute against principles that guide us through tough times.”
“We also refreshed our connected services strategy to capitalize on structural shifts occurring in the market that will serve as growth catalysts. Our mobile products are contributing meaningful growth, with around half of our mobile customers new to the franchise, which is expanding our market reach and our category growth.
“Looking ahead, we're building on a strong foundation while reimagining our products to capitalize on a rapidly changing environment. With big market opportunities in front of us, and the tailwind of technology adoption at our backs, we expect to deliver strong results for quarters and years to come,” Smith said.

Business Segment Results and Highlights
Total Small Business Group revenue grew 18 percent for the quarter, led by strength in Financial Management Solutions and Payment Solutions.

Intuit First Quarter Fiscal 2013 Earnings

•	Financial Management Solutions revenue increased 20 percent for the quarter. Customer growth in Demandforce and QuickBooks Online continued to drive revenue growth.

•	Demandforce, acquired in May 2012, recorded over 60 percent growth in subscriptions, and QuickBooks Online subscribers grew 29 percent.

•	Employee Management Solutions revenue grew 12 percent, driven by 20 percent growth in online payroll subscribers.

•	Payment Solutions revenue grew 21 percent for the quarter. Card transaction volume grew 11 percent, driven by customer acquisition in Intuit's GoPayment mobile payment solution.
Consumer Tax

•	Consumer Tax revenue declined to $36 million in a seasonally light quarter as customers filed fewer extended returns for the 2011 tax year compared with the year-ago quarter.

•	TurboTax desktop products for 2012 will go on sale in retail stores and be available for download on Nov. 23. TurboTax Online will be available Dec. 3.
Accounting Professionals

•	Accounting Professionals revenue grew 19 percent, to $32 million, in a seasonally light quarter. Recently enhanced QuickBooks Accountant offerings contributed to growth.
Financial Services

•
Financial Services revenue increased 4 percent for the quarter, led by higher revenue in online and mobile banking. Revenue increased 11 percent when adjusted for the March 2012 sale of the corporate banking business and the addition of Mint revenue.

Other Businesses

•	Other Businesses revenue was up 5 percent for the quarter.

Quarterly Dividend
Intuit paid a quarterly cash dividend of $0.17 per share, totaling $50 million during the first quarter of fiscal 2013. Intuit's board of directors approved a new quarterly

Intuit First Quarter Fiscal 2013 Earnings

cash dividend of $0.17 per share to be paid on January 18, 2013, to shareholders of record as of the close of business on January 10, 2013.

Stock Repurchase Program
Intuit repurchased $100 million of its common stock during the first quarter of fiscal 2013. At the end of the quarter the current authorization had $1.6 billion remaining for stock repurchases through August 2014.

CFO Perspective
“We delivered a strong financial performance this quarter, with small business reporting customer growth in payments, QuickBooks Online and Demandforce. Our cloud-based subscriptions are really leading the way,” said Neil Williams, Intuit's chief financial officer. “All of our Small Business segments delivered double-digit growth, even with our own and external indicators pointing to slow growth in the sector.”
“As we've said, the tables are set for late tax legislation, which could impact the availability of tax forms and push Consumer Tax and Accounting Professionals revenue from our second fiscal quarter to our third quarter. We've assumed the impact is $50 million to $75 million in revenue and $0.10 to $0.15 in earnings per share. To provide additional transparency into our expected results, we are providing revenue and earnings per share guidance ranges for the third and fourth quarters.” said Williams.

Forward-looking Guidance
Intuit reiterated guidance for full fiscal year 2013, which ends July 31, and expects:

•	Revenue of $4.55 billion to $4.65 billion, growth of 10 to 12 percent.

•	GAAP operating income of $1.315 billion to $1.345 billion, growth of 12 to 14 percent.

•	Non-GAAP operating income of $1.57 billion to $1.60 billion, growth of 12 to 14 percent.

•	GAAP diluted EPS of $2.76 to $2.82, growth of 6 to 8 percent.

•	Non-GAAP diluted EPS of $3.32 to $3.38, growth of 12 to 14 percent.

For the second quarter of fiscal 2013, Intuit expects:

•	Revenue of $1.02 billion to $1.04 billion.

Intuit First Quarter Fiscal 2013 Earnings

•	GAAP operating income of $130 million to $150 million.

•	Non-GAAP operating income of $190 million to $210 million.

•	GAAP diluted earnings per share of $0.27 to $0.30.

•	Non-GAAP diluted EPS of $0.40 to $0.43.

Intuit also provided revenue and earnings per share guidance ranges for the second half of the fiscal year to provide additional transparency into expected results.

For the third quarter of fiscal 2013, Intuit expects:

•	Revenue of $2.155 billion to $2.215 billion.

•	GAAP diluted EPS of $2.65 to $2.70.

•	Non-GAAP diluted EPS of $2.78 to $2.83.
For the fourth quarter of fiscal 2013, Intuit expects:

•	Revenue of $728 million to $748 million.

•	GAAP loss per share of $0.01 to GAAP diluted EPS of $0.01.

•	Non-GAAP diluted EPS of $0.12 to $0.14.
Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Nov. 15. To hear the call, dial 866-854-3163 in the United States or 973-935-8679 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's website after the call ends.
Replay Information
A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1594316. The audio webcast will remain available on Intuit's website for one week after the conference call.

Intuit First Quarter Fiscal 2013 Earnings

About Intuit Inc.
Intuit Inc. is a leading provider of innovative business and financial management solutions for small businesses, consumers, accounting professionals and financial institutions. Its flagship products and services that include QuickBooks®, TurboTax® and Quicken® help customers solve important business and financial management problems, such as running a small business, paying bills, filing income taxes, or managing personal finances. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants. Intuit Financial Services provides digital banking solutions to banks and credit unions that help them make it easier for their customers to manage money and pay bills.
Founded in 1983, Intuit had annual revenue of $4.15 billion in its fiscal year 2012. The company has approximately 8,500 employees with major offices in the United States, Canada, the United Kingdom, India, Singapore and other locations. More information can be found at www.intuit.com.

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Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results; expectations regarding growth from connected services and from current or future products and services; expectations regarding the amount and timing of any future dividends and share repurchases; its prospects for the business in fiscal 2013; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting

Intuit First Quarter Fiscal 2013 Earnings

information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2012 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of November 15, 2012, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31, 2012	October 31, 2011
Net revenue:
Product	$227	$222
Service and other	420	353
Total net revenue	647	575
Costs and expenses:
Cost of revenue:
Cost of product revenue	32	32
Cost of service and other revenue	145	132
Amortization of acquired technology	5	3
Selling and marketing	251	216
Research and development	178	163
General and administrative	98	92
Amortization of other acquired intangible assets	7	21
Total costs and expenses [A]	716	659
Operating loss from continuing operations	(69)	(84)
Interest expense	(8)	(15)
Interest and other income, net	2	11
Loss before income taxes	(75)	(88)
Income tax benefit [B]	(24)	(30)
Net loss from continuing operations	(51)	(58)
Net income (loss) from discontinued operations [C]	32	(6)
Net loss	$(19)	$(64)

Basic net loss per share from continuing operations	$(0.17)	$(0.19)
Basic net income (loss) per share from discontinued operations	0.11	(0.02)
Basic net loss per share	$(0.06)	$(0.21)
Shares used in basic per share calculations	296	300

Diluted net loss per share from continuing operations	$(0.17)	$(0.19)
Diluted net income (loss) per share from discontinued operations	0.11	(0.02)
Diluted net loss per share	$(0.06)	$(0.21)
Shares used in diluted per share calculations	296	300

Dividends declared per common share	$0.17	$0.15
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended
(in millions)	October 31, 2012	October 31, 2011
Cost of revenue	$2	$1
Selling and marketing	18	14
Research and development	14	12
General and administrative	15	13
Total share-based compensation expense	$49	$40

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax benefit rate for the three months ended October 31, 2012 was approximately 32%. Excluding the impact of discrete tax items primarily related to share based compensation, our effective tax benefit rate for the three months ended October 31, 2012 was approximately 35% and did not differ significantly from the federal statutory rate of 35%. Our effective tax benefit rate for the three months ended October 31, 2011 was approximately 35% and did not differ significantly from the federal statutory rate of 35%.

[C]
On September 17, 2012 we sold our Intuit Websites business, which was a component of our Financial Management Solutions reporting segment, for approximately $60 million in cash and recorded a gain on disposal of approximately $32 million, net of income taxes.

We determined that Intuit Websites became discontinued operations in the fourth quarter of fiscal 2012. We have therefore segregated the operating results of Intuit Websites from continuing operations in our statements of operations for all periods prior to the sale. Net revenue from Intuit Websites was $9 million for the three months ended October 31, 2012 and $19 million for the three months ended October 31, 2011.
Net assets held for sale at July 31, 2012 consisted primarily of operating assets and liabilities that were not material, so we have not segregated them on our balance sheets. Because operating cash flows from the Intuit Websites business were also not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31, 2012	October 31, 2011
GAAP operating loss from continuing operations	$(69)	$(84)
Amortization of acquired technology	5	3
Amortization of other acquired intangible assets	7	21
Share-based compensation expense	49	40
Non-GAAP operating loss from continuing operations	$(8)	$(20)

GAAP net loss	$(19)	$(64)
Amortization of acquired technology	5	3
Amortization of other acquired intangible assets	7	21
Share-based compensation expense	49	40
Net gains on debt securities and other investments	—	(11)
Income tax effect of non-GAAP adjustments	(19)	(18)
Net income (loss) from discontinued operations	(32)	6
Non-GAAP net loss	$(9)	$(23)

GAAP diluted net loss per share	$(0.06)	$(0.21)
Amortization of acquired technology	0.02	0.01
Amortization of other acquired intangible assets	0.02	0.07
Share-based compensation expense	0.17	0.13
Net gains on debt securities and other investments	—	(0.04)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)
Net income (loss) from discontinued operations	(0.11)	0.02
Non-GAAP diluted net loss per share	$(0.03)	$(0.08)

Shares used in diluted per share calculation	296	300
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31, 2012	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$216	$393
Investments	342	351
Accounts receivable, net	184	183
Income taxes receivable	165	53
Deferred income taxes	133	184
Prepaid expenses and other current assets	85	69
Current assets before funds held for customers	1,125	1,233
Funds held for customers	209	290
Total current assets	1,334	1,523

Long-term investments	75	75
Property and equipment, net	595	567
Goodwill	2,191	2,200
Acquired intangible assets, net	201	213
Other assets	98	106
Total assets	$4,494	$4,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$167	$157
Accrued compensation and related liabilities	135	231
Deferred revenue	421	443
Other current liabilities	142	144
Current liabilities before customer fund deposits	865	975
Customer fund deposits	209	290
Total current liabilities	1,074	1,265

Long-term debt	499	499
Other long-term obligations	176	176
Total liabilities	1,749	1,940

Stockholders’ equity	2,745	2,744
Total liabilities and stockholders’ equity	$4,494	$4,684

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31, 2012	October 31, 2011
Cash flows from operating activities:
Net loss	$(19)	$(64)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	40	44
Amortization of acquired intangible assets	14	28
Share-based compensation expense	49	40
Pre-tax gain on sale of discontinued operations	(53)	—
Deferred income taxes	53	(5)
Tax benefit from share-based compensation plans	44	30
Excess tax benefit from share-based compensation plans	(44)	(29)
Other	4	(6)
Total adjustments	107	102
Changes in operating assets and liabilities:
Accounts receivable	(1)	5
Prepaid expenses, income taxes receivable and other assets	(128)	(78)
Accounts payable	12	39
Accrued compensation and related liabilities	(96)	(74)
Deferred revenue	(16)	(25)
Income taxes payable	—	1
Other liabilities	(4)	(16)
Total changes in operating assets and liabilities	(233)	(148)
Net cash used in operating activities	(145)	(110)
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(87)	(197)
Sales of available-for-sale debt securities	81	136
Maturities of available-for-sale debt securities	21	41
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	81	93
Net change in customer fund deposits	(81)	(93)
Purchases of property and equipment	(70)	(44)
Proceeds from divestiture of businesses	60	—
Other	(5)	14
Net cash provided by (used in) investing activities	—	(50)
Cash flows from financing activities:
Net proceeds from issuance of treasury stock under employee stock plans	73	45
Purchases of treasury stock	(100)	(255)
Cash dividends paid to stockholders	(50)	(45)
Excess tax benefit from share-based compensation plans	44	29
Net cash used in financing activities	(33)	(226)
Effect of exchange rates on cash and cash equivalents	1	(3)
Net decrease in cash and cash equivalents	(177)	(389)
Cash and cash equivalents at beginning of period	393	722
Cash and cash equivalents at end of period	$216	$333

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending January 31, 2013
Revenue	$1,020	$1,040	$—		$1,020	$1,040
Operating income	$130	$150	$60	[a]	$190	$210
Diluted earnings per share	$0.27	$0.30	$0.13	[b]	$0.40	$0.43

Three Months Ending April 30, 2013
Revenue	$2,155	$2,215	$—		$2,155	$2,215
Diluted earnings per share	$2.65	$2.70	$0.13	[c]	$2.78	$2.83

Three Months Ending July 31, 2013
Revenue	$728	$748	$—		$728	$748
Diluted earnings per share	$(0.01)	$0.01	$0.13	[d]	$0.12	$0.14

Twelve Months Ending July 31, 2013
Revenue	$4,550	$4,650	$—		$4,550	$4,650
Operating income	$1,315	$1,345	$255	[e]	$1,570	$1,600
Diluted earnings per share	$2.76	$2.82	$0.56	[f]	$3.32	$3.38
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $47 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $8 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $56 million; amortization of acquired technology of approximately $5 million; amortization of other acquired intangible assets of approximately $7 million; and income taxes related to these adjustments.

[d]
Reflects estimated adjustments for share-based compensation expense of approximately $56 million; amortization of acquired technology of approximately $5 million; amortization of other acquired intangible assets of approximately $5 million; and income taxes related to these adjustments.

[e]
Reflects estimated adjustments for share-based compensation expense of approximately $208 million; amortization of acquired technology of approximately $20 million; and amortization of other acquired intangible assets of approximately $27 million.

[f]	Reflects the estimated adjustments in item [e] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated November 15, 2012 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.